Exhibit 15

June 19, 2009

Schering-Plough Corporation

2000 Galloping Hill Road

Kenilworth, New Jersey 07033

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Schering-Plough Corporation and subsidiaries for the three-month period ended March 31, 2009, and have issued our report dated May 1, 2009 (which report includes an explanatory paragraph relating to the impact of the adoption of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”, and Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” on the December 31, 2008 balance sheet). As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, appearing as an exhibit to the Merck & Co., Inc. Current Report on Form 8-K to be filed on June 22, 2009, is being incorporated by reference in this Registration Statement on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey